Exhibit 4.118

11/29/2007 10:27:36AM

2007 11215

Recording requested by and

when recorded mail to:

Lathan & Watkins LLP

Attn: Jason Crowell, Esq.

600 West Broadway, Suite 1 800

San Diego, CA 92 101

AMENDMENT TO GEOTHERMAL LEASE AGREEMENT

THIS AMENDMENT TO GEOTHERMAL LEASE AGREEMENT (this "Amendment") is made and entered into as of the 24th of October, 2007, by and between NEVADA GEOTHERMAL POWER COMPANY, a Nevada corporation and successor-in-interest to Noramex Corp. ("Lessee"), and RLF NEVADA PROPERTIES, LLC, a Colorado limited liability company ("Landowner")

A.

WHEREAS, Lessee and Nevada Land & Resource Company, LLC ("NLRC") entered into a Geothermal Lease Agreement having an effective date of March 31, 2003 (as amended by the Pre-Sale Amendments, the "Agreement"), whereby NLRC granted Lessee the right to explore and develop Geothermal Resources on, among other parcels of real property, the property described on Exhibit "A" attached hereto and incorporated herein (the "Property"), which Agreement was (a) disclosed of record by that certain Memorandum of Geothermal Lease #189093 recorded on April 23, 2003 in the Official Records of Humboldt County, Nevada as Document No. 2003-2346 and (b) amended by each of the following amendments (collectively, the "Pre-Sale Amendments"):

(I)

That certain unrecorded Lease Amendment #189093 dated as of November 1, 2005 between NLRC and Lessee; and

(ii)

That certain unrecorded Notice of Lease Amendment #189093 effective as of February 1, 2006 between NLRC and Lessee;

B.

WHEREAS, pursuant to that certain Grant, Bargain and Sale Deed dated September 19, 2006 and recorded on October 3, 2006 in the Official Records of Humboldt County, Nevada as Document No, 2006-6607, NLRC subsequently conveyed the Property to Landowner subject to the Agreement and, in connection therewith, the Agreement was partially assigned to Landowner pursuant to the Partial Assignment of Geothermal Lease #189093 dated as of September 18, 2006. As a result thereof, Lessee and Landowner are the parties to the Agreement solely with respect to the Property; and

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C.

WHEREAS, NLRC and Lessee have subsequently entered into amendments (the "Post-Sale Amendments") extending the term of the Agreement; and

D.

WHEREAS, the parties hereto wish to amend the terms of the Agreement insofar as they apply to Landowner, Lessee and the Property, to extend the term of the Agreement to coincide with the Post-Sale Amendments,

NOW, THEREFORE, for good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.

Capitalized terms used and not defined herein shall have the meaning given the same in the Agreement.

2.

Section 3 of the Agreement is hereby deleted in its entirety and replaced by the following:

"Term: The initial term of this Agreement shall commence on March 31, 2003 and shall expire on March 30, 2013, unless this Agreement is sooner terminated, cancelled or extended, Landowner grants to Lessee and Lessee shall have the option and the right to extend the term of this Agreement in each of the following circumstances:

(a)

for ten (I 0) additional extension terms of one (1) year each on the express condition that Lessee is actively conducting exploration and development activities on the Property at the expiration of the term immediately preceding the proposed extension term. If Lessee elects to extend the term of this Agreement, Lessee shall notify Landowner not less than thirty (30) days before expiration of the term immediately preceding the proposed extension term; and

(b)

for ten (10) additional extension terms of five (5) years each on the express condition that Lessee is conducting production activities on the Property at the expiration of the term immediately preceding the proposed extension term. If Lessee elects to extend the term of this Agreement, Lessee shall notify Landowner not less than thirty (30) days before expiration of the term immediately preceding the proposed extension term.

Failure of Lessee to provide notice under subparagraphs (a) and (b) above shall constitute an irrevocable waiver by Lessee of the extension rights provided under this Section 3 and shall result in termination of this Agreement immediately at the expiration of the then current term without any ability to restore such extension rights."

For purposes of such amended Section 3, the term "Landowner" shall have the meaning given in this Amendment.

3.

As between Landowner and Lessee, and insofar as it relates to the Property, references in the Agreement, as amended hereby, to "NLRC" shall be deemed references to Landowner.

4.

Landowner and Lessee hereby ratify, approve and adopt the Agreement as amended hereby, and agree that the Agreement, as amended hereby, is in good standing and in full force and effect as between Landowner and Lessee. Without limiting the generality of the foregoing, the Pre- Sale Amendments are hereby ratified, approved and adopted by the parties hereto and, if and to the extent that any such Pre-Sale Amendments were incorrectly or partially executed by any party thereto (including by virtue of naming an affiliate of either such party as a party to such Pre-Sale Amendments rather than naming the Landowner or Lessee thereunder directly), Landowner and Lessee hereby ratify, adopt and approve such Pre-Sale Amendments, and agree to be bound by all the terms and provisions thereof. In addition, notwithstanding that the partial assignment described in Recital B refers to a lease dated May 1, 1986 and identifies an affiliate of Lessee as the lessee under the Agreement, the parties acknowledge and agree that such partial assignment pertains to the Agreement.

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IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the day and year first above written.

LANDOWNER:

RLF NEVADA PROPERTIES, LLC,

a Colorado limited liability company

By: Signed

Name: James W. Geisz

Title: Authorized Representative

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LESSEE:

NEVADA GEOTHERMAL POWER

COMPANY, a Nevada corporation

By: Signed

Name: Brian Fairbank

Title:  President & CEO

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ACKNOWLEDGMENTS

STATE OF NEVADA

COUNTY OF EL PASO

This instrument was acknowledged before me on October 26th, 2007, by James W. Geisz.

Signed

(Signature of Notary)

Patricia Beiner

(Print or Stamp name of Notary)

My Commission Expires: 3/4/2009

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PROVINCE OF ONTARIO

CITY OF TORONTO

This Amendment to Geothermal Lease Agreement was acknowledged before me on October 24 , 2007, by  Brian Fairbank                     , a duly authorized officer of Nevada Geothermal Power Company.

Signed

NOTARY PUBLIC in and for the Province of

Ontario

(Print or stamp name of Notary)

My Commission Expires: N/A

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EXHIBIT "A"

DESCRIPTION OF THE REAL PROPERTY

The following real property located in the County of Humboldt, State of Nevada: SECTION 13, TOWNSHIP 36 NORTH, RANGE 34 EAST, M.D.B.&M.